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                                                                 EXHIBIT 12.1

                          COMMUNITY DISTRIBUTORS, INC.

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

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                                          FISCAL YEAR         FISCAL YEAR        FISCAL YEAR
                                             ENDED               ENDED              ENDED
EARNINGS AVAILABLE FOR FIXED CHARGES     JULY 25, 1998       JULY 31, 1999      JULY 29, 2000
------------------------------------
Income before income taxes                      $6,715              $1,753             $1,558

ADD
Interest expense                                 6,748               8,033             $8,142
Interest component of rent expense               3,057               3,477             $3,741

Income as adjusted                             $16,520             $13,263            $13,441

Fixed charges
Interest expense                                $6,748              $8,033             $8,142
Interest component of rent expense               3,057               3,477              3,741

Total fixed charges                             $9,805             $11,510             11,883

Ratio of earnings to fixed charges                1.68                1.15               1.13

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